Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123781

PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 25, 2005

(TO PROSPECTUS DATED JUNE 20, 2005)

PANACOS PHARMACEUTICALS, INC.

14,717,497 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated June 20, 2005 (the “Prospectus”), relating to the resale from time to time by holders of our shares of common stock. Such information has been obtained from the selling stockholders. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.

Our common stock is quoted on The Nasdaq National Market under the symbol “PANC.” The last reported sale price of our common stock on August 25, 2005 was $10.31 per share.

See “Risk Factors” beginning on page 6 of the Prospectus to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory authority, has approved or disapproved the securities nor have any of the foregoing authorities passed upon or endorsed the merits of this offering or the accuracy or adequacy of this Prospectus Supplement or the Prospectus or the documents incorporated by reference therein. Any representation to the contrary is a criminal offense.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Stockholders” in the Prospectus, and, where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supercedes the information in the Prospectus:

	Shares Beneficially Owned Before Offering(1)			Shares Being	Shares Beneficially Owned After Offering(2)
	Number	Percent		Offered	Number	Percent
Ampersand 1999 Limited Partnership(3)	1,983,894	4.9%		650,475	1,333,419	3.4%
Ampersand 1999 Companion Fund Limited Partnership(4)	40,487	**	%	13,275	27,212	**	%
AMP-99 Management Company LLC	156,337	**	%	29,060	127,277	**	%
A.G. Edwards Private Equity Partners QP, LP	189,748	**	%	35,270	154,478	**	%
A.G. Edwards Private Equity Partners LP	66,879	**	%	12,431	54,448	**	%
Ampersand Venture Management Trust	60,362	**	%	9,975	50,387	**	%
Collins Family Partnership	29,224	**	%	4,770	24,454	**	%
CTTV Investments LLC	256,625	**	%	47,702	208,923	**	%
Crossroads 1997 Asset Allocation I LP	51,324	**	%	9,540	41,784	**	%
Crossroads 1997 Asset Allocation II LP	51,324	**	%	9,540	41,784	**	%
Crossroads 1997 Venture Capital I LP	51,324	**	%	9,540	41,784	**	%
Crossroads 1997 Venture Capital Programme I LP	102,651	**	%	19,081	83,570	**	%
DSM New Business Development BV	278,631	**	%	47,702	230,929	**	%
Sheldon Engelhorn as Trustee for the Sheldon Engelhorn & Susan Engelhorn Revocable Trust u/d/t dtd. 11/5/95	51,324	**	%	9,540	41,784	**	%
Fairview Ventures Fund I, LP	513,252	1%		95,403	417,849	1%
Fayez Sarofim	153,974	**	%	28,621	125,353	**	%
Fisher Scientific International Inc. Defined Benefit Master Trust	167,238	**	%	19,081	148,157	**	%
FLAG Venture Partners II, LP	256,625	**	%	47,702	208,923	**	%
FSI No. 2 Corporation	153,974	**	%	28,621	125,353	**	%
GenTek Inc. Defined Benefit Master Trust	102,651	**	%	19,081	83,570	**	%
General Chemical Industrial Products, Inc. Defined Benefit Master Trust	102,651	**	%	19,081	83,570	**	%
Bennett W. Golub, Ph. D.	25,663	**	%	4,770	20,893	**	%
The Henry Luce Foundation, Inc.	513,252	1%		95,403	417,849	1%
LJH Partners, LP	51,324	**	%	9,540	41,784	**	%
MLM Appointment Trust FBO Erika L. Binger	64,154	**	%	11,925	52,229	**	%
MLM Appointment Trust FBO Benjamen M. Binger	64,154	**	%	11,925	52,229	**	%
MLM Appointment Trust FBO Meghan M. Brown	64,154	**	%	11,925	52,229	**	%
MLM Appointment Trust FBO Noa B. Staryk	70,378	**	%	11,925	58,453	**	%
Mellon Bank, NA Agent for 1052-145000-0	13,219	**	%	2,457	10,762	**	%
Mellon Bank, NA Agent for 1017-7046BN-8	10,110	**	%	1,879	8,231	**	%
Mellon Bank, NA Agent for MRPF-170783-2	56,303	**	%	9,540	46,763	**	%
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 6 Limited	51,324	**	%	9,540	41,784	**	%
Neubauer, Joseph & Jeanette	102,651	**	%	19,081	83,570	**	%
Paulsen, William F.	51,324	**	%	9,540	41,784	**	%
The Northern Trust Co. as Trustee for the Pfizer Retirement Annuity Plan	814,718	2%		143,105	671,613	2%
Kleinwort Benson (Channel Islands) Limited as Custodian for VenCap 7 Limited	256,625	**	%	47,702	208,923	**	%
Private Equity Technology Partners CV	256,625	**	%	47,702	208,923	**	%
Rappaport Asset Private Partnership LP	51,324	**	%	9,540	41,784	**	%
Rappaport, Jerome Lyle	51,324	**	%	9,540	41,784	**	%
State of Wisconsin Investment Board	1,539,756	4%		286,209	1,253,547	3%
The Permanent University Fund of the State of TX	726,979	2%		124,024	602,955	2%
UTIMCO, on behalf of the General Endowment Fund	374,213	**	%	66,782	307,431	**	%
Samuel K. Ackerman(5)	420,370	1%		478	419,892	1%
John R. and Jan T. Barr(6)	53,824	**	%	478	53,346	**	%
Hal H. Beretz	2,570	**	%	478	2,092	**	%
Roger E. Brooks and Elizabeth A. Brooks	5,443	**	%	956	4,487	**	%
John D. Dionne	2,570	**	%	478	2,092	**	%
Marc and Carol Dulude	3,857	**	%	717	3,140	**	%
Patrick J. Foley, Jr.	2,570	**	%	478	2,092	**	%
John T. Forbis	7,713	**	%	1,434	6,279	**	%
Peter J. Frasso and Paula J. Frasso	2,570	**	%	478	2,092	**	%
GCMPM & Messina Limited Partnership	5,143	**	%	956	4,187	**	%
William L Healey and Norma Kay Healey Family Trust dated 11/3/87 and Amended 3/15/94	5,143	**	%	956	4,187	**	%
Dennis L. Holland	2,570	**	%	478	2,092	**	%
Bernard Horowitz, Ph.D.	2,669	**	%	478	2,191	**	%
Stephen B. King	5,143	**	%	956	4,187	**	%
The Gary E. Liebl and Kay D. Liebl Family Trust dated 5/23/94	5,143	**	%	956	4,187	**	%
The Lyon Trust	5,143	**	%	956	4,187	**	%
Elizabeth F. Patterson	3,119	**	%	478	2,641	**	%
James B. Powell	3,085	**	%	574	2,511	**	%
Charles F. and Candis L. Putnik	2,570	**	%	478	2,092	**	%
David V. Ragone	6,916	**	%	956	5,960	**	%
The Robert A. Charpie Irrevocable Trust	35,928	**	%	4,779	31,149	**	%
The Robert A. Charpie Irrevocable Trust FBO Carol C. McMullen	6,430	**	%	1,195	5,235	**	%
The Robert A. Charpie Irrevocable Trust FBO David W. Charpie	6,430	**	%	1,195	5,235	**	%
The Robert A. Charpie Irrevocable Trust FBO John R. Charpie	6,430	**	%	1,195	5,235	**	%
The Robert A. Charpie Irrevocable Trust FBO Richard A. Charpie(7)	6,430	**	%	1,195	5,235	**	%
Stuck Family LP	5,143	**	%	956	4,187	**	%
David Tendler(8)	5,513	**	%	478	5,035	**	%
Timothy C. Tuff	1,028	**	%	191	837	**	%
Steven Walske	2,570	**	%	478	2,092	**	%
The Janina A. Longtine Trust 2001	2,570	**	%	478	2,092	**	%
John W. and Mary Kay Wood	5,143	**	%	956	4,187	**	%
KCM Limited Partnership	10,287	**	%	1,912	8,375	**	%

**	Less than 1%

(1)	Percentages prior to the offering are based on 39,509,667 shares of common stock (adjusting for our March 14, 2005 1-for-10 reverse stock split) that were issued and outstanding as of July 15, 2005. We deem shares of common stock that may be acquired by an individual or group within 60 days of July 15, 2005 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other individual or entity shown in the table.

(2)	We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this offering. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares of common stock pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares listed under the column “Shares Being Offered” in this prospectus upon the completion of the offering.

(3)	The number of shares being offered consists of 650,475 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $2.40 per share. Richard A. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company, which is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Dr. Charpie is a former director on our Board. Herbert Hooper, a member of AMP-99 Management Company Limited Liability Company, is a former director of Panacos Pharmaceuticals, Inc. prior to its merger with V.I. Technologies, Inc. on March 11, 2005 and a director on our Board.

(4)	The number of shares being offered consists of 13,275 shares of common stock issuable upon exercise of warrants that are immediately exercisable for $2.40 per share. Richard A. Charpie is the Principal Managing Member of AMP-99 Management Company Limited Liability Company, which is the General Partner of Ampersand 1999 Limited Partnership and Ampersand 1999 Companion Fund Limited Partnership. Dr. Charpie is a former director on our Board. Herbert Hooper, a member of AMP-99 Management Company Limited Liability Company, is a former director of Panacos Pharmaceuticals, Inc. prior to its merger with V.I. Technologies, Inc. on March 11, 2005 and a director on our Board.

(5)	Samuel K. Ackerman, M.D. is our President and Chief Executive Officer.

(6)	John R. Barr was our President until July 2005 and is a former director on our Board.

(7)	Richard A. Charpie is a former director on our Board.

(8)	David Tendler is a former director on our Board.

The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of our common stock since the date on which they provided the information about their common stock in transactions exempt from the registration requirements of the Securities Act.